Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of registered securities of National Holdings Corporation (“us,” “our,” “we” or the “Company”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our certificate of incorporation, our bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”). You should read our certificate of incorporation and bylaws, as amended, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, for the provisions that are important to you.

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.02 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is registered under Section 12(b) of the Exchange Act.

Common Stock

Voting Rights. Each holder of shares of our common stock is entitled to one vote for each share of such common stock held by such holder, and voting power with respect to all classes of our securities shall be vested solely in our common stock. Under our bylaws, the holders of a majority of the voting power of the issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by our certificate of incorporation. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote thereon, present in person or represented by proxy, shall decide any questions brought before such meeting, unless the question is one upon which by express provision of statute or of the certificate of incorporation or of the bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Any meeting of stockholders may be adjourned from time to time to reconvene at any other time and to any other place at which a meeting of stockholders may be held under our bylaws by the chairman of the meeting. At such adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally called.

Special Meetings of Stockholders. A special meeting of stockholders may be called at any time by our Board or the Chairman of the Board, if one shall have been elected, or the President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least one-third of the voting power of our issued and outstanding shares of stock entitled to vote at such meeting.

Stockholder Action by Written Consent. Our certificate of incorporation provides that any action required to be taken at any annual or special meeting of the holders of our common stock may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Dividends. Subject to the dividend rights of the outstanding shares of issued and outstanding preferred stock, holders of our common stock are entitled to receive dividends, when, as and if declared by our board of directors out of assets lawfully available for such purposes. No dividends shall be paid on any shares of our common stock unless the same dividend is paid on all shares of our common stock outstanding at the time of such payment.

Rights upon Liquidation, Dissolution or Winding Up. In the event of any distribution of assets upon liquidation, dissolution or winding up of our affairs, holders of our common stock will be entitled to share ratably and equally all of our assets and funds remaining after payment to the holders of our preferred stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of our company.

Other Rights. Holders of our common stock have no subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to elect to sell additional shares of our common stock, persons acquiring our common stock in this offering would have no right to purchase additional shares and, as a result, their percentage equity interest in the Company would be reduced.

Preferred Stock

Our Board is authorized to issue from time to time, in one or more designated series, any or all of its authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series.

Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Number of Directors; Filling Vacancies. Our certificate of incorporation and bylaws provide that the number of directors constituting the board of directors will be determined by the affirmative vote of the board of directors or by action of its stockholders. Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

Classification of Directors. Our bylaws provide that the directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes. The number of directors in each class shall be as nearly equal as possible. At each annual election, any vacancy in any class of directors may be filled and successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, election may be made to a class of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there are vacancies in our board of directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Each director shall hold office until the expiration of the term for which he is elected and until his successor has been elected and qualified, or until his prior resignation or removal.

Amendments to Bylaws. Our bylaws provide that they may be amended or repealed or new bylaws may be adopted by action of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or by action of the Company’s board of directors at a regular or special meeting thereof.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL. Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such time our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

  Section 203 defines “business combination” to include the following:

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

The Company has waived the applicability of Section 203 with respect to the ownership of shares acquired by B. Riley Financial, subject to the execution of that certain Agreement dated November 14, 2018, containing standstill and other provisions.